EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2013 Results

MITCHEL FIELD, N.Y., July 18, 2013 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $68.9 million for fiscal year 2013, which ended April 30, 2013, an 8% year-over-year increase compared to revenues of $63.6 million for fiscal 2012.

Operating profit for fiscal 2013 was $4.7 million, compared to operating profit of $6.7 million for fiscal 2012. Fiscal year 2013 results include a fourth quarter asset write down charge to earnings of $1.4 million.

Net income for fiscal 2013 was $3.7 million or $0.43 per diluted share compared to net income of $7.4 million or $0.86 per diluted share for fiscal 2012. Fiscal year 2012 net income included a benefit from the $3.1 million reversal of a deferred tax valuation allowance and recognition of a gain of $700,000 from the step acquisition of Elcom Technologies.

Commenting on the Company's performance and business outlook, Chairman of the Board General Joseph Franklin stated: "This past fiscal year we achieved excellent gains in revenues and profits in our core satellite payload business. Furthermore, we anticipate additional, sizable new contracts for space products in the very near future. Accordingly, we are highly confident in our positive outlook for the current fiscal year. We also achieved increased revenues from other non-space US Government/DOD end-use business. After the end of the past year, the Company determined to take a one-time asset write down of 1.1 million Euros at our Gillam-FEI subsidiary. That write down along with fourth quarter results at our FEI-Zyfer subsidiary prevented consolidated operating income and EBITDA from reaching previously anticipated record levels. Looking ahead, we expect increased operating income and EBITDA as fiscal year 2014 progresses. In addition, after the end of fiscal 2013 we established a new $25 million credit facility in support of our present strong financial position and for potential acquisitions. We continue to aggressively pursue opportunities for external growth."

Selected Fiscal 2013 Financial Metrics and Other Items

  Satellite payloads, the Company's dominant and fastest growing business area, represented 50% of consolidated revenues and grew by 11% over prior year satellite revenues. More than 75% of year-end backlog represents satellite business, currently weighted more toward US Government/DOD programs than for commercial applications.
  Sales for non-space U.S. Government/DOD end-use increased to 26% of consolidated revenues. Total sales for U.S. Government/DOD, including revenues on U.S. Government satellite programs and revenues from FEI-Elcom and FEI-Zyfer, accounted for more than 60% of consolidated revenues.
  Spending on internal research and development (IR&D) increased by approximately $1.9 million compared to the prior year. These expenditures include increased efforts on the Company's expanded product line of satellite microwave receivers/converters. Excellent progress has been made on these new products and the Company expects prototypes to be available for customer appraisal by the fall of 2013 and to obtain orders prior to the end of fiscal year 2014.
  For fiscal year 2013, operating profit plus depreciation and amortization, cashless contributions to employee benefit plans, stock-based compensation and add back of the year-end charge on Gillam-FEI ("modified EBITDA") was $10.5 million or 15% of revenues, compared to $11.0 million and 17% of revenues for fiscal year 2012.
  Revenues from our network infrastructure business area accounted for 17% of consolidated revenues, down from 20% of consolidated revenues in the prior year.
  FEI-Elcom results are included in the FEI-NY segment. In the first quarter of the year FEI-Elcom recorded a $900,000 operating loss. Since that quarter, FEI-Elcom has generated increased revenues and operating profits. The Company expects FEI-Elcom to make a positive contribution to fiscal year 2014 profits as well as contributing substantial engineering resources to new product development.
  FEI-Zyfer's results for the fourth quarter of the fiscal year were negatively impacted by delays in orders and lower than anticipated revenues from U.S. Government and commercial customers. A fourth quarter operating loss of approximately $700,000 erased the operating profits that FEI-Zyfer had achieved during the first three quarters of fiscal year 2013.
  Gillam-FEI has participated for several years in designing hardware and creating software in connection with the French government's smart electrical grid initiative. Based on slower than anticipated rollout of this project, the Company has less visibility regarding the probable schedule for obtaining production-level orders, which are now anticipated to occur no earlier than fiscal year 2015. Accordingly, the Company elected to write down $1.4 million dollars of accumulated costs.
  Subsequent to year end, the Company established a five-year, $25 million revolving credit facility with JPMorgan Chase Bank for working capital and acquisitions. The agreement calls for a floating interest rate of LIBOR plus 75 basis points and LIBOR plus 175 basis points on separate tranches.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 18, 2013, at 12:00 Noon Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9210. International callers may dial 1-201-689-8049. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through August 16, 2013. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 418220.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations Data

	Quarter Ended		Year Ended
	April 30,		April 30,
	2013	2012	2013	2012
	(unaudited)		(audited)
	(in thousands except per share data)
Net Revenues	$17,541	$17,153	$68,932	$63,595
Cost of Revenues	11,894	11,006	43,822	38,977
Gross Margin	5,647	6,147	25,110	24,618
Selling and Administrative	3,821	4,038	14,704	14,055
Research and Development	1,996	907	5,727	3,860
Operating (Loss) Profit	(170)	1,202	4,679	6,703
Interest and Other, Net	127	648	407	111
Income before Income Taxes	(43)	1,850	5,086	6,814
Income Tax (Benefit) Provision	--	(2,330)	1,400	(560)
Net Income	$(43)	$4,180	$3,686	$7,374

Net Income per Share:
Basic	$(0.01)	$0.50	$0.44	$0.89
Diluted	$(0.01)	$0.49	$0.43	$0.86
Average Shares Outstanding
Basic	8,446,489	8,357,106	8,412,633	8,329,081
Diluted	8,446,489	8,551,046	8,604,651	8,540,955

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30,	April 30,
	2013	2012
	(in thousands)
ASSETS
Cash & Marketable Securities	$21,730	$22,440
Accounts Receivable	7,889	10,866
Costs and Estimated Earnings in Excess of Billings, net	8,617	7,207
Inventories	37,150	34,299
Other Current Assets	5,367	4,550
Property, Plant & Equipment	8,316	8,374
Other Assets	19,577	18,491
	$108,646	$106,227

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$9,309	$16,109
Long-term Obligations and Other	17,130	10,986
Stockholders' Equity	82,207	79,132
	$108,646	$106,227

Reconciliation of GAAP operating profit to modified EBITDA:

	Year Ended
	April 30,
	2013	2012
	(in thousands)
GAAP operating profit	$4,679	$6,703
Depreciation & amortization	2,413	2,241
Gillam-FEI year-end charge	1,400	--
Deferred compensation expense	1,072	1,156
Stock-based compensation	947	862
Modified EBITDA	$10,511	$10,962

"Modified EBITDA" consists of operating profit plus certain non-cash expenses, including depreciation and amortization, contributions and accruals for employee benefit programs and stock-based compensation expense as well as the one-time charge to write off certain Gillam-FEI assets.  Modified EBITDA is a non-GAAP operating metric used by the Company in assessing its operating results. The Company's definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. The Company believes that investors and analysts may use modified EBITDA along with other information contained in its SEC filings, in assessing the Company's ability to generate cash flow and service debt.

CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com